Exhibit 99.1

AVALONBAY COMMUNITIES, INC. ANNOUNCES APPOINTMENT OF RICHARD J. LIEB TO BOARD OF DIRECTORS

ARLINGTON, VA (July 18, 2016) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Richard J. Lieb has been appointed to the Board of Directors effective September 13, 2016.

Since July 1, 2016, Mr. Lieb has been a Senior Advisor of Greenhill & Co., LLC, a publicly traded investment bank.  Mr. Lieb previously served Greenhill in a variety of senior positions, most recently as a Managing Director and head of Greenhill’s Real Estate, Gaming and Lodging Group.  Mr. Lieb was also Greenhill’s Chief Financial Officer from 2008 to 2012 and a member of the firm’s Management Committee from 2008 to 2015.  Prior to joining Greenhill in 2005, Mr. Lieb spent more than 20 years with Goldman, Sachs & Co., where he headed its Real Estate Investment Banking Department from 2000 to 2005.  During his 30 years of investment banking experience, Mr. Lieb has advised clients across a wide range of real estate sectors on strategic investment, financing and corporate-level transaction matters.

“I am pleased to welcome Richard to the AvalonBay Board of Directors,” said Tim Naughton, Chairman of the Board and CEO.  “Richard’s deep experience working with real estate clients on a wide range of capital markets, capital allocation, strategic planning, and corporate transaction matters will certainly be of benefit to our Board and executives as we continue to seek to increase long-term shareholder value through our development, investment and operational activities.”

About AvalonBay Communities, Inc.

AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring, and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. As of March 31, 2016, the Company owned or held a direct or indirect ownership interest in 282 apartment communities containing 83,049 apartment homes in 10 states and the District of Columbia, of which 24 communities were under construction and 11 communities were under reconstruction. More information may be found on the Company’s website at http://www.avalonbay.com.